Exhibit (a11)

                          JULIUS BAER INVESTMENT FUNDS

                 AMENDMENT NO. 11 TO THE MASTER TRUST AGREEMENT

     The undersigned, Secretary of Julius Baer Investment Funds (the "Trust"), does hereby certify that pursuant to Article VII, Section 7.3, of the Master Trust Agreement dated April 30, 1992, as amended (the "Master Trust Agreement"), the following preamble and resolutions were duly adopted by the Board of Trustees at a meeting of the Board of Trustees held on June 28, 2006.

     WHEREAS, pursuant to Article IV, Section 4.2 of the Master Trust Agreement dated April 30, 1992, as amended, of the Julius Baer Investment Funds (the "Trust") (the "Master Trust Agreement") the Board of Trustees established and designated Julius Baer U.S. Microcap Fund, Julius Baer U.S. Smallcap Fund, Julius Baer U.S. Midcap Fund and Julius Baer U.S. Multicap Fund, as series of the Trust;

     NOW,  THEREFORE,  BE IT RESOLVED,  that the Julius Baer U.S. Microcap Fund,
     Julius Baer U.S. Smallcap Fund, Julius Baer U.S. Midcap Fund and Julius Baer U.S. Multicap Fund shall each consist of two classes of shares: Class A shares and Class I shares;

     FURTHER RESOLVED, that the Master Trust Agreement is hereby further amended so as to establish and designate the Julius Baer U.S. Microcap Fund, Julius Baer U.S. Smallcap Fund, Julius Baer U.S. Midcap Fund and Julius Baer U.S. Multicap Fund as Sub-Trusts of the Trust, and that the number of shares of the Sub-Trusts, which the Trust is authorized to issue is an unlimited number of shares of beneficial interest, with a par value of $.001 per share, with the shares of each such Sub-Trust having such relative rights and preferences as set forth in the Master Trust Agreement for each separate Sub-Trust; and

     FURTHER RESOLVED, that the proper officers of the Trust be, and hereby are, authorized to execute and file any and all certificates, documents and instruments and to take such other actions and to pay all requisite fees and expenses in order to effectuate the foregoing resolutions.


     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 24th day of July, 2006.



                                                            /s/ John Whilesmith
                                                            --------------------
                                                            John Whilesmith
                                                            Secretary